FOR IMMEDIATE RELEASE

Investor Contact      Media Contact
Shane Rourke        Tracie Gliozzi
(412) 315-2984    (412) 992-2525
Investor.Relations@arconic.com     Tracie.Gliozzi@arconic.com

Arconic Reduces Gross Pension Obligation by $1 Billion
with Purchase of Group Annuity Contract

PITTSBURGH – April 29, 2021 – Arconic Corporation (NYSE: ARNC) (“Arconic” or “the Company”) announced today it has purchased a group annuity contract from Massachusetts Mutual Life Insurance Company (“MassMutual”) and transferred approximately $1 billion of the Company’s U.S. pension plan obligations and related plan assets to MassMutual.

Arconic Chief Executive Officer Tim Myers said, “We are thoughtfully moving portions of our pension obligation to MassMutual, a highly-rated, well-respected insurance company, to preserve benefits to our retirees and their beneficiaries while maintaining the funded status of the remaining plan obligations. The transaction represents the latest step in our ongoing effort to reduce legacy liabilities and the volatility associated with factors beyond our control.”

The group annuity contract results in the transfer of responsibility for remaining pension benefit payments to MassMutual for approximately 8,400 Arconic retirees or beneficiaries. Participants will continue to receive their benefits from the Company’s plans through July 2021, after which MassMutual is expected to begin making benefit payments. There will be no change to the pension benefits for any plan participants as a result of the transaction. Details will be provided to retired participants and beneficiaries whose continuing payments will be fulfilled by MassMutual.

As part of the transaction, Arconic made a $250 million contribution to its U.S. pension plans to maintain the funding level of the remaining plan obligations. This contribution was funded with proceeds from the previously announced debt offering of $300 million aggregate principal amount of the Company’s 6.125% Senior Secured Second-Lien Notes due 2028, which closed on March 3, 2021.

As a result of the transaction, the Company expects to recognize a non-cash pension settlement charge of approximately $575 million ($450 million after tax), subject to finalization of actuarial assumptions and other applicable adjustments, in the second quarter of 2021.

About Arconic Corporation

Arconic Corporation (NYSE: ARNC), headquartered in Pittsburgh, Pennsylvania, is a leading provider of aluminum sheet, plate and extrusions, as well as innovative architectural products, that advance the ground transportation, aerospace, building and construction, industrial and packaging markets.

Forward-Looking Statements

Certain statements in this Current Report on Form 8-K are or may be considered forward-looking statements, such as statements regarding management’s views with respect to future events relating to, and the financial impact of, the purchase of the group annuity contract and related transactions. These statements reflect management’s current views and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these statements. These risks and uncertainties include but are not limited to (a) the Company’s ability to realize, within the expected timeframe, the anticipated benefits of the transactions contemplated by the Agreement; (b) the amount and timing of the expected settlement charge; and (c) the other factors summarized in the Company’s Form 10-K for the year ended December 31, 2020 and other reports filed with the U.S. Securities and Exchange Commission. The Company disclaims any intention or obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

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